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                                                                    EXHIBIT 12.B

CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)
                                    1993      1992      1991     1990     1989
                                  ------    ------    ------   ------   ------
FIXED CHARGES:
 INTEREST EXPENSE (OTHER THAN
 INTEREST ON DEPOSITS)(A)          6,324     5,826     5,973    9,414   11,482
 INTEREST FACTOR IN RENT EXPENSE     147       162       171      173      161
 DIVIDENDS - PREFERRED STOCK         465       416       271(B)   361      385
                                  ------    ------    ------   ------   ------
  TOTAL FIXED CHARGES              6,936     6,404     6,415    9,948   12,028

INCOME:

 NET INCOME(LOSS)                  1,919(C)    722      (914)(D)  318(E)   498
 INCOME TAXES                        941       696       677      508    1,035
 FIXED CHARGES (EXCLUDING
 PREFERRED STOCK DIVIDENDS)(A)     6,471     5,988     6,144    9,587   11,643
                                  ------    ------    ------   ------   ------
  TOTAL INCOME                     9,331     7,406     5,907   10,413   13,176
                                  ======    ======    ======   ======   ======
RATIO OF INCOME TO FIXED CHARGES
 EXCLUDING INTEREST ON DEPOSITS     1.35      1.16      0.92(F)  1.05     1.10
                                  ======    ======    ======   ======   ======
INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
 INTEREST EXPENSE                 16,121    16,327    17,089   23,798   24,218
 INTEREST FACTOR IN RENT EXPENSE     147       162       171      173      161
 DIVIDENDS - PREFERRED STOCK         465       416       271(B)   361      385
                                  ------    ------    ------   ------   ------
  TOTAL FIXED CHARGES             16,733    16,905    17,531   24,332   24,764

INCOME:
 NET INCOME(LOSS)                  1,919(C)    722      (914)(D)  318(E)   498
 INCOME TAXES                        941       696       677      508    1,035
 FIXED CHARGES (EXCLUDING
 PREFERRED STOCK DIVIDENDS)       16,268    16,489    17,260   23,971   24,379
                                  ------    ------    ------   ------   ------
  TOTAL INCOME                    19,128    17,907    17,023   24,797   25,912
                                  ======    ======    ======   ======   ======
RATIO OF INCOME TO FIXED CHARGES
 INCLUDING INTEREST ON DEPOSITS     1.14      1.06      0.97(F)  1.02     1.05
                                  ======    ======    ======   ======   ======
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(A) PRIOR YEARS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT YEAR'S
PRESENTATION.
(B) CALCULATED ON A BASIS OF AN ASSUMED TAX RATE OF OF 34%.
(C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE
EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 109,
"ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
(D) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1991 EXCLUDES THE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE FOR VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
(E) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1990 EXCLUDES THE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE FOR CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
(F) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED
CHARGES BY THE AMOUNT OF $508 MILLION.